EXHIBIT 3.01(a)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.

Under Section 805 of the Business Corporation Law
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WE, THE UNDERSIGNED, being the President and an Assistant Secretary of Colonial Commercial Corp. hereby certify:

1.	The name of the corporation is Colonial Commercial Corp.

2.	The certificate of incorporation of said corporation was filed by the Department of State on the 28th day of October, 1964.

3.	a. The certificate of incorporation is amended to increase the number of shares authorized to be issued by the corporation to 52,500,000 shares, by authorizing an additional 20,700,000 common shares.

b. To effect the foregoing, Article FOURTH (a) relating to the authorized shares of the corporation is amended to read as follows:

FOURTH: (a) The aggregate number of shares which the Corporation shall have the authority to issue is fifty two million five hundred thousand, divided into the following classes:

Number of Shares	Class	Par Value Per Share

40,000,000	Common Stock	$.01
12,500,000	Convertible Preferred Stock	$.01

The amendment was authorized by a vote of a majority of the Board of Directors followed by the vote of a majority of all the outstanding shares entitled to a vote at a meeting of the shareholders held on June 18, 1986.

IN WITNESS WHEREOF, we have signed this certificate on the 31st day of October, 1986 and we affirm the statements contained therein as true under penalties of perjury.

/s/ Bernard Korn
Bernard Korn, President

/s/ James W. Stewart
James W. Stewart, Assistant Secretary